Exhibit 5.1

September 2, 2009

Center Bancorp, Inc.
2455 Morris Avenue
Union, New Jersey 07083

Ladies and Gentlemen:

We have acted as counsel to Center Bancorp, Inc. (the “Company”), in connection with a Registration Statement on Form S-3, SEC No. 333-161333 (the “Registration Statement”) filed by the Company with the  Securities and Exchange Commission in connection with the issuance by the Company to its shareholders of non-transferable subscription rights (the “Rights”) entitling the holders thereof to purchase shares of common stock, no par value per share (the “Common Stock”) of the Company (the “Rights Offering”).  The Registration Statement relates to the Rights and 1,571,428 shares of Common Stock that may be issued and sold by the Company upon exercise of the Rights (the “Rights Shares”).  The Rights and the Rights Shares are collectively referred to herein as the “Securities.”

We have examined and relied upon originals or copies, authenticated or certified or otherwise to our satisfaction, of all such corporate records of the Company, documents, agreements, instruments and certificates of public officials and of officers of the Company as we have deemed relevant and necessary as the basis for the opinions set forth below.  In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing and relying upon statements of fact contained in the documents which we have examined, we are of the opinion that:

1. The Rights have been duly authorized and, when issued, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

2. The Rights Shares have been duly authorized and, when issued and delivered against payment therefor upon due exercise of Rights as contemplated in the prospectus which is a part of the Registration Statement, the Rights Shares will be validly issued, fully paid and nonassesasble.

This opinion is limited to the federal laws of the United States and the laws of the State of New Jersey.  We express no opinion as to the effect of the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name under the heading “Legal Maters” in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Lowenstein Sandler PC

LOWENSTEIN SANDLER PC